Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Current Report of Intersections Inc. on Form 8-K of our report, dated October 27, 2004, on the financial statements of American Background Information Services Inc. for the years ended 2003 and 2002, and of our report dated October 27, 2004, related to the financial statement schedules appearing in this Current Report.

Leesburg, Virginia
January 25, 2005